SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 001-14911


                            JB OXFORD HOLDINGS, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)


                       15165 Ventura Boulevard, Suite 330
                         Sherman Oaks, California 91403
                                 (818) 907-6580
                                 --------------
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $.01 per share
                     --------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                                      ----
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       |X|      Rule 12h-3(b)(1)(ii)      |_|
      Rule 12g-4(a)(1)(ii)      |_|      Rule 12h-3(b)(2)(i)       |_|
      Rule 12g-4(a)(2)(i)       |_|      Rule 12h-3(b)(2)(ii)      |_|
      Rule 12g-4(a)(2)(ii)      |_|      Rule 15d-6                |_|
      Rule 12h-3(b)(1)(i)       |X|

      Approximate number of holders of record as of the certification or notice date: 105

      Pursuant to the requirements of the Securities Exchange Act of 1934, JB Oxford Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            JB OXFORD HOLDINGS, INC.


DATE: December 30, 2005                     By: /s/ C.L. Jarratt
                                                --------------------------------
                                                C.L. Jarratt
                                                Chairman of the Board
                                                and Chief Executive Officer